As filed with the Securities and Exchange Commission on January 18, 2000

                                                        File No. 333 -__________

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549


                                    FORM S-3
                             REGISTRATION STATEMENT
                                    UNDER THE
                             SECURITIES ACT OF 1933

                      CORNERSTONE REALTY INCOME TRUST, INC.
             (Exact name of registrant as specified in its charter)


      Virginia                                                54-1589139
(State of Incorporation)                                    (I.R.S. Employer)
                                                           Identification No.)


                              306 East Main Street
                            Richmond, Virginia 23219
                                 (804) 643-1761

       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                          With Copies to:
Glade M. Knight                           Leslie A. Grandis
Cornerstone Realty Income Trust, Inc.     McGuire, Woods, Battle & Boothe LLP
306 East Main Street                      One James Center
Richmond, Virginia  23219                 Richmond, Virginia  23219
(804) 643-1761                            (804) 775-1000


               (Address, including zip code, and telephone number,
                   including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                         CALCULATION OF REGISTRATION FEE

Title of each class         Amount to be           Proposed maximum           Proposed        Amount of
 of securities              Registered            offering price per unit     maximum        Registration
 -------------              ----------            -----------------------    aggregate          Fee
                                                                           offering price       ---
                                                                           --------------

Common Shares               185,887                $ 9.59375(1)           $1,783,353.40        $470.81



(1) Calculated pursuant to Rule 457(c) of the Securities Act of 1933, based on the average of the high and low prices reported on the New York Stock Exchange on January 14, 2000.

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

                         CORNERSTONE REALTY INCOME TRUST

PROSPECTUS

                              185,887 COMMON SHARES

         The selling securityholder named in this Prospectus may offer up to 185,887 common shares. The purchase price of any shares offered by the selling securityholder will be the market price of a common share at that time unless otherwise indicated in an accompanying prospectus supplement. The Company will not receive any proceeds from the sale of any of the securities offered by the selling securityholder. See "Selling Securityholders" at page 27.

         SEE "RISK FACTORS" BEGINNING ON PAGE 8 FOR A DISCUSSION OF CERTAIN FACTORS THAT YOU SHOULD CONSIDER BEFORE YOU INVEST IN THE COMMON SHARES BEING SOLD WITH THIS PROSPECTUS.

         Our common shares are listed on the New York Stock Exchange under the symbol "TCR." On January 14, 2000, the last reported sale price of our common shares was $9.4375 per share.

         The selling securityholder and any agents or broker-dealers that participate with the selling securityholder in the distribution of common shares may be deemed to be "underwriters" under the Securities Act of 1933. See "Plan of Distribution" beginning on page 28.

         THE SECURITIES AND EXCHANGE COMMISSION HAS NOT APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. NOR HAS ANY STATE SECURITIES COMMISSION APPROVED OR DISAPPROVED OF THESE
SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. IT IS ILLEGAL FOR ANY PERSON TO TELL YOU OTHERWISE.

                        Prospectus dated January 18, 2000

NEITHER WE NOR THE SELLING SECURITYHOLDER HAVE AUTHORIZED ANY PERSON TO MAKE A STATEMENT THAT DIFFERS FROM THIS PROSPECTUS. IF ANY PERSON DOES MAKE A STATEMENT THAT DIFFERS FROM THIS PROSPECTUS, YOU SHOULD NOT RELY ON IT. THIS PROSPECTUS IS NOT AN OFFER TO SELL, NOR IS IT SEEKING AN OFFER TO BUY, THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED. THE INFORMATION IN THIS PROSPECTUS IS COMPLETE AND ACCURATE AS OF ITS DATE, BUT THE INFORMATION MAY CHANGE AFTER THAT DATE.

                              AVAILABLE INFORMATION

         Cornerstone Realty Income Trust, Inc. (the "Company") is subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and information may be inspected and copied, at prescribed rates, at the Public Reference Room of the Commission at 450 Fifth Street, N.W., Washington, D.C. 25049. Information may be obtained on the operation of the Public Reference Room by calling the Commission at 1-800-SEC-0330. Such reports, proxy statements and other information, when available, also may be accessed through the Internet site maintained by the Commission (http://www.sec.gov). In addition, the Company's common shares, no par value, are listed on the New York Stock Exchange ("NYSE"), and such material can also be inspected and copied at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

         The Company has filed with the Commission a registration statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the securities registered hereby. This prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement and in the exhibits and schedules thereto. For further information with respect to the Company and the common shares, reference is hereby made to such Registration Statement, exhibits and schedules. The Registration Statement may be inspected without charge at, or copies obtained upon payment of prescribed fees from, the Commission. Any statements contained herein concerning a provision of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The Company hereby incorporates by reference into this registration statement the following documents which have been filed with the Commission:

         (a) the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1998 (including Amendment No. 1 thereto filed on Form 10-K/A);

         (b) the following reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), which include all reports filed since the end of the fiscal year ended December 31, 1998, including:

o Current Report on Form 8-K, filed January 29, 1998, relating to a property acquisition.

o Current Report on Form 8-K/A, filed March 30, 1998, containing financial statements relating to a property acquisition.

o Current Report on Form 8-K, filed June 12, 1998, relating to two property acquisitions and containing financial statements relating to the two property acquisitions.

o Current Report on Form 8-K, filed June 17, 1998, relating to a property acquisition.

o Current Report on Form 8-K, filed July 17, 1998, relating to a property acquisition.

o Current Report on Form 8-K/A, filed August 13, 1998, containing financial statements relating to a property acquisition.

o Current Report on Form 8-K, filed August 26, 1998, relating to a property acquisition.

o Current Report on Form 8-K/A, filed September 14, 1998, containing financial statements relating to a property acquisition.

o Current Report on Form 8-K, filed December 28, 1998, relating to a property acquisition and containing financial statements relating to the property acquisition.

o        Quarterly Report on Form 10-Q for the period ended March 31, 1999.

o Current Report on Form 8-K, filed April 5, 1999, relating to the agreement for the merger of Apple Residential Income Trust into a subsidiary of the Company.

o Current Report on Form 8-K, filed April 9, 1999, relating to certain property acquisitions.

o Current Report on Form 8-K, filed August 6, 1999, relating to the merger of Apple Residential Income Trust, Inc. into a subsidiary of the Company.

o Current Report on Form 8-K, filed August 12, 1999, relating to the amendment of certain loan documents.

o        Quarterly Report on Form 10-Q for the period ended June 30, 1999.

o Current Report on Form 8-K, filed October 13, 1999, relating to the Company's announcement of a common share repurchase program and the closing of a $73.5 million secured fixed-rate borrowing.

o Current Report on Form 8-K, filed November 3, 1999, containing additional information on the Company's closing of its $73.5 million secured borrowing.

o        Quarterly Report on Form 10-Q for the period ended September 30, 1999.

o Current Report on Form 8-K, filed January 18, 2000, containing certain pro forma financial statements.

         (c) all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all such securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the respective dates of filing of such documents.

         The Company will furnish without charge upon written or oral request to each person to whom a copy of this Prospectus is delivered, including any beneficial owner, a copy of any or all of the documents specifically incorporated herein by reference (not including the exhibits to such documents, unless such exhibits are specifically incorporated by reference in such documents). Requests should be made to: Cornerstone Realty Income Trust, Inc., Investor Relations, 306 East Main Street, Richmond, Virginia 23219. The Company's telephone number is (804) 643-1761.

                                   THE COMPANY

         Unless the context otherwise requires, the term "Company" shall mean Cornerstone Realty Income Trust, Inc., and those entities owned or controlled by Cornerstone Realty Income Trust, Inc.

         The Company is a self-administered and self-managed real estate investment trust ("REIT") that began operations in 1993. At December 31, 1999, the Company owned or had an ownership interest in 87 multifamily communities with 20,965 apartment units (collectively, the "Properties"). The Properties are located in 20 markets in North Carolina, Texas, Virginia, Georgia and South Carolina.

         The Company was formed in Virginia in 1992. The Company's executive offices are located at 306 East Main Street, Richmond, Virginia 23219, and its telephone number is (804) 643-1761. The Company maintains six regional offices.

                                  RISK FACTORS

         Before you invest in our securities, you should be aware that there are various risks, including those described below. You should consider carefully these risk factors, together with all other information included in this prospectus, before you decide to purchase our securities.

         Some of the information in this prospectus may contain forward-looking statements. Such statements can be identified by the use of forward-looking terminology such as "may," "will," "expect," "anticipate," "estimate," "continue" or other similar words. These statements discuss future expectations, contain projections of results of operations or of financial condition or state other "forward-looking" information. When considering such forward-looking statements, you should keep in mind the risk factors and other cautionary statements in this prospectus. The risk factors noted in this section and other factors noted throughout this prospectus could cause our actual results to differ materially from those contained in any forward-looking statement

         In addition to the risks normally associated with investment in apartment communities, investment in our Company may involve the following risks:

o The availability of attractive investment opportunities may fluctuate as we face competition from other companies with similar objectives.

o There can be no assurance that we will continue to grow at the rate experienced to date, and there can be no assurance we will have access to suitable equity or debt financing necessary for our operations and growth.

o We are dependent on our executive officers. While we believe that we could find replacements for them if necessary, the loss of their services could have an adverse effect on us. Furthermore, Glade M. Knight, our chairman and chief executive officer, is involved in other ventures that compete for his time.

o        Our current unsecured line of credit bears interest at a variable rate.
         We are therefore subject to the risks associated with market interest rate increases.

o The limitations on common share ownership in our bylaws, the staggered terms for the board of directors, and the provisions governing "Affiliated Transactions" in the Virginia Stock Corporation Act may each have the effect of deterring the acquisition of, or a change of control in, our company.

o We are not aware of any material adverse environmental conditions, liabilities or compliance concerns affecting any of our apartment communities. Nonetheless, we may, under various federal, state and local environmental laws, be liable or may incur unexpected costs if any hazardous or toxic substances are discovered on, under or in our properties.

o The market price of the common shares will largely depend on factors beyond our control, including interest rates, conditions in the financial and stock markets, the general state of the economy, and perceptions about future economic, political and other developments.

                   DESCRIPTION OF CAPITAL STOCK OF THE COMPANY
COMMON SHARES

         The Company has 100,000,000 authorized common shares, no par value, of which 38,712,112 were issued and outstanding as of December 31, 1999. Each common share is fully paid and nonassessable upon payment therefor and issuance.

         Distribution Rights. The holders of common shares are entitled to receive such distributions as are declared by our Board of Directors.

         Voting Rights. Except as described below under "Series A Convertible Preferred Shares--Voting Rights," common shares will have the sole voting power to elect directors. Each common share is entitled to one vote on all matters submitted to a vote of common shareholders, including the election of directors. There is no cumulative voting. Currently, the Board of Directors is divided into three classes, as nearly equal in size as possible. The terms of one class of directors expire each year.

         Liquidation Rights. Upon any dissolution, liquidation or winding up of the Company, the holders of common shares are entitled to receive pro rata all of the Company's assets and funds remaining after payment of, or provision for, creditors and after provision for any preferred shares which are superior to the common shares.

         Preemptive Rights. Holders of common shares have no preemptive right to purchase or subscribe for any shares of capital stock of the Company.

         Repurchase of Common Shares and Restrictions on Transfer. In order that we may meet certain requirements under the Internal Revenue Code applicable to real estate investment trusts, the Company's bylaws prohibit any person from acquiring or holding, directly or indirectly, ownership of a number of common shares in excess of 9.8% of all the outstanding common shares. Common shares owned by a person in excess of such amounts are referred to in the bylaws as "Excess Shares." For this purpose the term "Ownership" is defined in accordance with certain ownership rules of the Internal Revenue Code. Accordingly, common shares owned or deemed to be owned by a person who individually owns less than 9.8% of the common shares outstanding nevertheless may be Excess Shares.

         Holders of Excess Shares are not entitled to voting rights, dividends or distributions with respect to the Excess Shares. If, after the purported transfer or other event resulting in an exchange of common shares for Excess Shares and before discovery by Cornerstone of such exchange, dividends or distributions are paid with respect to common shares that were exchanged for Excess Shares, then such dividends or distributions are to be repaid to Cornerstone upon demand.

         The bylaws also provide that in the event any person acquires Excess Shares, such Excess Shares may be redeemed by us at the discretion of the Board of Directors. Except as set forth below, the redemption price for redeemed Excess Shares will be the lesser of (i) the price paid for the Excess Shares (or if no notice of such purchase price is given, at a price to be determined by the Board of Directors, in its sole discretion, but no lower than the lowest market price for the common shares during the year prior to the date Cornerstone exercises its purchase option) and (ii) the fair market value of such Excess Shares, which will be the fair market value of the common shares as determined in good faith by the Board of Directors or, if the common shares are listed on a national securities exchange, the closing price (average of closing bid and asked prices if the common shares are quoted on the NASDAQ National Market System) on the last business day prior to the redemption date. To redeem Excess Shares, the Board of Directors must give a notice of redemption to the holder of the Excess Shares not less than one week prior to the date fixed by the Board of Directors for redemption. The holder may sell such Excess Shares before the date fixed for redemption. If he does not, the redemption price for such Excess Shares will be paid on the redemption date fixed by the Board of Directors and included in such notice.

         Under the bylaws, any acquisition of common shares of the Company that would result in the Company's disqualification as a REIT under the Internal Revenue Code is void to the fullest extent permitted by law, and the Board of Directors is authorized to refuse to transfer common shares to a person if, as a result of the acquisition, that person would own Excess Shares.

         The ownership limitations described above may have the effect of precluding changes in control of the Company, or preventing a transaction in which some or all common shareholders might receive a premium for sale of a large or control block of common shares.

         Transfer Agent and Registrar. The transfer agent and registrar for the common shares is First Union National Bank of North Carolina, Charlotte, North Carolina.

SERIES A CONVERTIBLE PREFERRED SHARES

         The Company has 12,700,000 authorized Series A convertible Preferred Shares, no par value, of which 12,650,046 were issued and outstanding as of December 31, 1999. Each Series A Convertible Preferred Share is fully paid and non-assessable upon payment therefor and issuance.

         Designation, Number and Rank. The Series A Convertible Preferred Shares, with respect to distribution rights and rights upon voluntary or involuntary liquidation, dissolution or winding up of the Company, rank (a) senior to all common shares and to all equity securities ranking junior to the Series A Convertible Preferred Shares, (b) on parity with all equity securities issued by the Company the terms of which specifically provide that such equity securities rank on a parity with the Series A Convertible Preferred Shares, and
(c) junior to all other equity securities issued by the Company. The Company retains the power and authority to issue preferred shares which rank senior to or on parity with the Series A Convertible Preferred Shares as to distributions or as to rights in liquidation, but only if, at the time of and, after giving effect to the issuance of such shares that the sum of (i) the aggregate liquidation preferences of all preferred shares which rank senior to the Series A Convertible Preferred Shares, and (ii) the aggregate liquidation preference of the Series A Convertible Preferred Shares does not exceed 20% of the Company's total assets, as disclosed on the balance sheet of the Company's most recently filed with the SEC.

         Distributions. Holders of outstanding Series A Convertible Preferred Shares are entitled to receive, if, when and as declared by the Company's Board, quarterly cash distributions at an annual rate per share of $2.125 during 1999 increasing to $2.25 during 2000 and to $2.375 during 2001and thereafter. Dividends will be cumulative and will accrue from and after the date of issue thereof, whether or not such distributions are declared or there are funds of the Company legally available for payment of such distributions for any given distribution period.

         When distributions for the Series A Convertible Preferred Shares and any other preferred shares ranking on parity with the Series A Convertible Preferred Shares are not paid in full (or a sum sufficient for such full payment is not so set apart), such distributions will be declared pro rata so that the amount of distributions declared per share will in all cases bear to each other the same ratio that accrued distributions per share on the Series A Convertible Preferred Shares and other preferred shares bear to each other.

         Unless full cumulative distributions on all outstanding Series A Convertible Preferred Shares and all preferred shares on parity with such shares have been paid and all mandatory sinking fund payments required pursuant to the terms of any outstanding preferred shares ranking senior to or on parity with the Series A Convertible Preferred Shares as to rights in liquidation shall have been paid then (i) no distribution (other than distributions payable solely in shares ranking junior to the Series A Convertible Preferred Shares) will be declared or paid upon or any sum set apart for the payment of distributions upon, any shares ranking junior to the Series A Convertible Preferred Shares as to distributions; (ii) no other distribution will be made with respect to any shares of the Company ranking junior to the Series A Convertible Preferred Shares as to rights in liquidation; (iii) no shares of the Company ranking junior to the Series A Convertible Preferred Shares as to distributions or rights in liquidation will be purchased, redeemed or otherwise acquired for value by the Company or by any subsidiary of the Company; and (iv) no monies will be paid into, set apart or made available for a sinking or other like fund for the purchase, redemption or other acquisition for value by the Company or any of its subsidiaries of any shares of the Company ranking junior to the Series A Convertible Preferred Shares as to distributions or rights in liquidation.

         Dividends accrued but unpaid will bear no interest, and holders of Series A Convertible Preferred Shares will not be entitled to distributions in excess of the full cumulative distributions to which they are entitled.

         No distributions on the Series A Convertible Preferred Shares will be declared or funds set apart for the payment thereof it at such time the Company is party to any agreement related to its indebtedness which prohibits such declaration, payment or setting apart for payment or such action would constitute a default under any such agreement or if such declaration is restricted or prohibited by law.

         Voting Rights. Except as described below or to the extent provided by law, holders of Series A Convertible Preferred Shares are not entitled to (i) vote at any meeting of shareholders for election of directors or for any other purpose or (ii) receive notice of, or otherwise participate, in any meeting of shareholders of the Company at which they are not entitled to vote.

         Whenever distributions due to the holders of Series A Convertible Preferred Shares or to any class or series of preferred shares which ranks on parity therewith as to distributions are six or more quarters in arrears, then the Company's Board will automatically be increased by two and at any annual meeting or properly called special meeting, holders of Series A Convertible Preferred Shares will have the right to nominate and elect these two additional directors. These two directors will continue to serve until all current distributions and all distributions in arrears have been paid in full or declared and set aside for payment. The right of the holders of Series A Convertible Preferred Shares to nominate and elect these two directors will cease when all current distributions and all distributions in arrears have been paid in full or declared and set aside for payment.

         The affirmative vote of a majority of the outstanding Series A Convertible Preferred Shares, voting as separate group, will be required (i) whenever such a vote is required under the Virginia Stock Corporation Act or
(ii) for the adoption of any amendment, alteration or repeal of any provision of the Series A Convertible Preferred Shares or of any provision of the Articles of Incorporation that adversely changes any preferences, limitations, privileges, voting power or relative rights of the Series A Convertible Preferred Shares or the holders thereof; provided, however, that the authorization of, or the increase in the authorized number of shares of, any class of shares ranking senior to or on a parity with the Series A Convertible Preferred Shares is not such an adverse change.

         Redemption. Series A Convertible Preferred Shares will not be redeemable by the Company for five years after the first issuance of such shares. At any time after the fifth anniversary of such issuance, the Company may, at its option, redeem all or any portion of the outstanding Series A Convertible Preferred Shares for an amount equal to, at the election of the Company, (i) the liquidation payment owed as described below plus accrued but unpaid distributions or (ii) such number of common shares of the Company equal to (A) the liquidation price described below plus accrued but unpaid distributions, divided by (B) the conversion price as described below. Notice of any such redemption must be provided not less than 30 nor more than 60 days before the redemption date. If fewer than all of the Series A Convertible
Preferred Shares outstanding are to be redeemed, the redemption will be pro rated among the holders of Series A Convertible Preferred Shares based upon the number of such shares registered in their names. The Company may not redeem any of the Series A Convertible Preferred Shares if the full cumulative distributions to holders of such shares have not been paid.

         The Company may also acquire shares of Series A Convertible Preferred Shares other than by redemption for such consideration as is acceptable to the holders thereof, provided that if all past and current distributions on the Series A Convertible Preferred

Shares have not been paid in full or declared and set aside for payment, the Company may not acquire any Series A Convertible Preferred Shares except in accordance with a purchase or exchange offer made on the same terms to all holders of outstanding Series A Convertible Preferred Shares.

         Liquidation. Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Company, the holders of outstanding Series A Convertible Preferred Shares will be entitled to be paid $25 per share in cash, plus an amount equal to all unpaid distributions accrued thereon, after which payment, the holders of the Series A Convertible Preferred Shares will have no right or claim to the remaining assets of the Company. Neither the consolidation nor merger of the Company with or into any other entity, nor the sale, lease or other disposition of substantially all of the Company's properties and assets, will, without further corporate action, be deemed a liquidation, dissolution or winding up of the affairs of the Company.

         If the assets of the Company legally available for distribution to its shareholders are insufficient to pay the holders of the Series A Convertible Preferred Shares the full amounts to which they are entitled, such assets will be distributed ratably to the holders of Series A Convertible Preferred Shares and the holders of preferred shares, if any, ranking on a parity with the Series A Convertible Preferred Shares as to rights in liquidation in proportion to the full amount to which they are respectively entitled.

         The Company will give written notice of any liquidation, dissolution or winding up of the Company not less than 30 nor more than 60 days before the payment date related thereof.

         Conversion. Each holder of outstanding Series A Convertible Preferred Shares will have the right, upon notice properly given to the Company, to convert any or all such shares into such number of the Company's common shares equal to $25 divided by the conversion price times the number of Series A
Convertible Preferred Shares converted. The initial conversion price will be $15.80, subject to adjustment described below. Any holder of Series A Convertible Preferred Shares called for redemption may convert such shares at any time prior to the close of business on the last full business day prior to the redemption date. Common shares issued upon conversion will be rounded to the nearest thousandth of a share, and no cash will be paid in lieu of fractional shares.

         The issuance of common shares in exchange of Series A Convertible Preferred Shares will be done by the Company without charge for expenses or for any tax in respect of the issuance of such common shares, but the Company will not be required to pay any tax which may be payable in respect of any transfer involved in the issuance and delivery of common shares in any name other than that of the holder of record on the books of the Company of the Series A Convertible Preferred Shares converted.

         Holders of Series A Convertible Preferred Shares on any distribution record date will still be entitled to receive all previously accrued distributions payable on such shares notwithstanding the conversion of such shares after any such distribution record date.

         If the Company (i) pays a distribution on its outstanding common shares in common shares or subdivide or otherwise split its outstanding common shares into a larger number of shares, (ii) combines its outstanding shares into a smaller number of shares, or (iii) reclassifies its common shares, the Conversion Price will be adjusted so that the holder of any Series A Convertible Preferred Shares surrendered for conversion after the applicable record date will be entitled to receive the same aggregate number of common shares that such holder would have owned or have been entitled to receive after the happening of such event had the Series A Convertible Preferred Shares been converted immediately prior to such record date.

         If the Company shall issue rights, warrants or options to all holders of common shares entitling them to subscribe for or purchase common shares at a price which is less than the current market value of common shares, the Conversion Price will be adjusted to a price determined by multiplying (i) the current conversion price and (ii) a fraction, the numerator of which will be the sum of (w) the number of common shares outstanding and (x) the number of common shares which the aggregate purchase price of all such rights, warrants and options would purchase at the then current market value, and the denominator of which will be the sum of (y) the number of common shares outstanding and (z) the number of additional shares offered for subscription pursuant to such rights, warrants or options.

                        FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

         The following summary of material federal income tax considerations that may be relevant to a holder of common shares is based on current law and is not intended as tax advice. The statements of law and legal conclusions set forth in this summary represents the opinion of McGuire, Woods, Battle & Boothe LLP, special tax counsel to the Company. The following discussion, which is not exhaustive of all possible tax considerations, does not include a detailed discussion of any state, local or foreign tax considerations. Nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders (including insurance companies, tax-exempt entities, financial institutions or broker-dealers, foreign corporations and persons who are not citizens or residents of the United States) who are subject to special treatment under the federal income tax laws.

         The statements in this discussion are based on current provisions of the Internal Revenue Code, existing, temporary and currently proposed Treasury Regulations under the Code, the legislative history of the Code, existing administrative rulings and practices of the IRS and judicial decisions. No assurance can be given that legislative, judicial or administrative changes will not affect the accuracy of any statements in this prospectus with respect to transactions entered into or contemplated prior to the effective date of the changes.

THIS DISCUSSION IS NOT INTENDED AS A SUBSTITUTE FOR CAREFUL TAX PLANNING. EACH PROSPECTIVE PURCHASER OF COMMON SHARES IS ADVISED TO CONSULT WITH HIS OR HER OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO HIM OR HER OF THE PURCHASE, OWNERSHIP AND DISPOSITION OF COMMON SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES OF THE PURCHASE, OWNERSHIP, DISPOSITION AND ELECTION, AND OF POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

         The Company elected to be treated as a REIT for federal income tax purposes commencing with our taxable year ended December 31, 1993. Based on assumptions and representations summarized below, McGuire, Woods, Battle & Boothe LLP, our legal counsel, is of the opinion that beginning with our taxable year ended December 31, 1993:

         o    we  are  organized  in  conformity  with  the   requirements   for
              qualification and taxation as a REIT under the Code, and

         o our proposed method of operations described in this prospectus will enable us to continue to satisfy the requirements for qualification as a REIT.

         The rules governing REITs are highly technical and require ongoing compliance with a variety of tests that depend, among other things, on future operating results. McGuire, Woods, Battle & Boothe LLP will not monitor our compliance with these requirements. While we expect to satisfy these tests, and will use our best efforts to do so, we cannot ensure we will qualify as a REIT for any particular year, or that the applicable law will not change and adversely affect us and our shareholders. The following is a summary of the material federal income tax considerations affecting us as a REIT and our shareholders:

REIT QUALIFICATION

         In order to maintain our REIT qualification, we must meet the following criteria:

         o We must be organized as an entity that would, if we did not maintain our REIT status, be taxable as a regular corporation;

         o    We must be managed by one or more directors;

         o    Our taxable year must be the calendar year;

         o    Our beneficial ownership must be evidenced by transferable shares;

         o Our capital stock must be held by at least 100 persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a taxable year of less than 12 months; and

         o Not more than 50% of the value of our shares of capital stock may be held, directly or indirectly, applying constructive ownership rules, by five or fewer individuals at any time during the last half of each our taxable years.

         To protect against violations of these requirements, our bylaws provide restrictions on transfers of our common shares, as well as provisions that automatically convert shares of stock into nonvoting, non-dividend paying excess stock to the extent that the ownership otherwise might jeopardize our REIT status.

         To monitor our compliance with the share ownership requirements, we are required to and will maintain records disclosing the actual ownership of common shares. To do so, we will demand written statements each year from the record holders of certain percentages of shares in which the record holders are to disclose the actual owners of the shares. A list of those persons failing or refusing to comply with this demand will be maintained as part of our records. Shareholders who fail or refuse to comply with the demand must submit a statement with their tax returns disclosing the actual ownership of the shares and other information.

         We expect to satisfy each of the requirements discussed above. We also expect to satisfy the requirements that are separately described below concerning the nature and amounts of our income and assets and the levels of required annual distributions.

SOURCES OF GROSS INCOME

         In order to qualify as a REIT for a particular year, we also must meet two tests governing the sources of our income. These tests are designed to ensure that a REIT derives its income principally from passive real estate investments. In evaluating a REIT's income, the REIT will be treated as receiving its proportionate share of the income produced by any partnership in which the REIT holds an interest as a partner, and that income will retain the character that it has in the hands of the partnership. The Code allows us to own and operate a number of our properties through wholly-owned subsidiaries which are "qualified REIT subsidiaries." The Code provides that a qualified REIT subsidiary is not treated as a separate corporation, and all of its assets, liabilities and items of income, deduction and credit are treated as assets, liabilities and items of the REIT.

75% GROSS INCOME TEST

         At least 75% of a REIT's gross income for each taxable year must be derived from specified classes of income that principally are real estate related. The permitted categories of principal importance to us are:

         o    rents from real property;

         o    interest on loans secured by real property;

         o gain from the sale of real property or loans secured by real property (excluding gain from the sale of property held primarily for sale to customers in the ordinary course of a company's trade or business, referred to below as "dealer property");

         o income from the operation and gain from the sale of property acquired in connection with the foreclosure of a mortgage securing that property ("foreclosure property");

         o distributions on, or gain from the sale of, shares of other qualifying REITs;

         o    abatements and refunds of real property taxes; and

         o    "qualified temporary investment income" (described below).

         In evaluating our compliance with the 75% gross income test, as well as the 95% gross income test described below, gross income does not include gross income from "prohibited transactions." In general, a prohibited transaction is one involving a sale of dealer property, not including foreclosure property and dealer property held by us for at least four years.

         We expect that substantially all of our operating gross income will be considered rent from real property. Rent from real property is qualifying income for purposes of the gross income tests only if certain conditions are satisfied. Rent from real property includes charges for services customarily rendered to tenants, and rent attributable to personal property leased together with the real property so long as the personal property rent is less than 15% of the total rent. We do not expect to earn material amounts in these categories. Rent from real property generally does not include rent based on the income or profits derived from the property. We do not intend to lease property and receive rentals based on the tenant's net income or profit. However, rent based on a percentage of gross income is permitted as rent from real property and we will have leases where rent is based on a percentage of gross income.

         Also excluded from "rents from real property" is rent received from a person or corporation in which we (or any of its 10% or greater owners) directly or indirectly through the constructive ownership rules contained in section 318 of the Code, owns a 10% or greater interest. A third exclusion covers amounts received with respect to real property if we furnish services to the tenants or manage or operate the property, other than through an "independent contractor" from whom we do not derive any income. The obligation to operate through an independent contractor generally does not apply, however, if the services provided by us are usually or customarily rendered in connection with the rental of space for occupancy only and are not considered rendered primarily for the convenience of the tenant. Further, if the value of the non-customary service income with respect to a property (valued at no less than 150% of our direct cost of performing the services) is 1% or less of the total income derived from the property, then all rental income from that property except the non-customary service income will qualify as rents from real property.

         Upon the ultimate sale of any of our properties, any gains realized also are expected to constitute qualifying income, as gain from the sale of real property (not involving a prohibited transaction).

95% GROSS INCOME TEST

         In addition to earning 75% of its gross income from the sources listed above, at least an additional 20% of our gross income for each taxable year must come either from those sources, or from dividends, interest or gains from the sale or other disposition of stock or other securities that do not constitute dealer property. This test permits a REIT to earn a significant portion of its income from traditional "passive" investment sources that are not necessarily real estate related. The term " interest" (under both the 75% and 95% tests) does not include amounts that are based on the income or profits of any person, unless the computation is based only on a fixed percentage of receipts or sales.

FAILING THE 75% OR 95% TESTS; REASONABLE CAUSE

         As a result of the 75% and 95% tests, REITs generally are not permitted to earn more than 5% of their gross income from active sources such as brokerage commissions or other fees for services rendered. We may receive this type income. This type of income will not qualify for the 75% test or 95% test but is not expected to be significant and this income, together with other non-qualifying income, is expected to be at all times less than 5% of our annual gross income. While we do not anticipate we will earn substantial amounts of non-qualifying income, if non-qualifying income exceeds 5% of our gross income, we could lose our status as a REIT. We may in the future establish subsidiaries in which we will hold less than 10% of the voting stock. The gross income generated by these subsidiaries would not be included in our gross income. However, dividends from subsidiaries to us would be included in our gross income and qualify for the 95% income test.

         If we fail to meet either the 75% or 95% income tests during a taxable year, we may still qualify as a REIT for that year if

         o we report the source and nature of each item of our gross income in our federal income tax return for that year;

         o the inclusion of any incorrect information in our return is not due to fraud with intent to evade tax; and

         o the failure to meet the tests is due to reasonable cause and not to willful neglect.

         However, in that case we would be subject to a 100% tax based on the greater of the amount by which we fail either the 75% or 95% income tests for the year, multiplied by a fraction intended to reflect our profitability.

CHARACTER OF ASSETS OWNED

         On the last day of each calendar quarter, we also must meet two tests concerning the nature of our investments. First, at least 75% of the value of our total assets generally must consist of real estate assets, cash, cash items and government securities. For this purpose, real estate assets include interests in real property, interests in loans secured by mortgages on real property or by interests in real property, shares in other REITs and certain options, but excluding mineral, oil or gas royalty interests. The temporary investment of new capital in debt instruments also qualifies under this 75% asset test, but only for the one-year period beginning on the date we receive the new capital.

         Second, although the balance of our assets generally may be invested without restriction, we will not be permitted to own (1) securities of any one non-governmental issuer that represent more than 5% of the value of our total assets or (2) more than 10% of the outstanding voting securities of any single issuer. A REIT, however, may own

100% of the stock of a qualified REIT subsidiary, in which case the assets, liabilities and items of income, deduction and credit of the subsidiary are treated as those of the REIT. In evaluating a REIT's assets, if the REIT invests in a partnership, it is deemed to own its proportionate share of the assets of the partnership. We expect to satisfy these asset tests.

ANNUAL DISTRIBUTIONS TO SHAREHOLDERS

         To maintain REIT status, we generally must distribute to our shareholders in each taxable year at least 95% of our net ordinary income. More precisely, we must distribute an amount equal to (1) 95% of the sum of (a) our REIT taxable income before deduction of dividends paid and excluding any net capital gain and (b) any net income from foreclosure property less the tax on the income, minus (2) limited categories of excess noncash income (including, cancellation of indebtedness and original issue discount income).

         REIT taxable income is defined to be the taxable income of the REIT, computed as if it were an ordinary corporation, with modifications. For example, the deduction for dividends paid is allowed, but neither net income from foreclosure property, nor net income from prohibited transactions, is included. In addition, the REIT may carry over, but not carry back, a net operating loss for 20 years following the year in which it was incurred.

         A REIT may satisfy the 95% distribution test with dividends paid during the taxable year and with dividends paid after the end of the taxable year if the dividends fall within one of the following categories:

         o    Dividends  paid in  January  that were  declared  during  the last calendar quarter of the prior year and were payable to shareholders of record on a date during the last calendar quarter of that prior year are treated as paid in the prior year for ourselves and our shareholders.

         o Dividends declared before the due date of our tax return for the taxable year (including extensions) also will be treated as paid in the prior year for ourselves if they are paid (1) within 12 months of the end of the taxable year and (2) no later than our next regular distribution payment.

         Dividends that are paid after the close of a taxable year that do not qualify under the rule governing payments made in January (described above) will be taxable to the shareholders in the year paid, even though we may take them into account for a prior year. A nondeductible excise tax equal to 4% will be imposed on a company for each calendar year to the extent that dividends declared and distributed or deemed distributed before December 31 are less than the sum of (a) 85% of a company's "ordinary income" plus (b) 95% of a company's capital gain net income plus (c) any undistributed income from prior periods.

         Dividends that are paid after the close of a taxable year that do not qualify under the rule governing payments made in January described above will be taxable to our shareholders in the year paid, even though we may be able to take them into account for a prior year. We will incur a nondeductible excise tax equal to 4% will for each calendar year to the extent that dividends declared and distributed or deemed distributed before December 31 are less than the sum of (a) 85% of our "ordinary income plus (b) 95% of our capital gain net income plus (c) any undistributed income from prior periods.

         We will be taxed at regular corporate rates to the extent we retain any portion of our taxable income. It is possible that we may not have sufficient cash or other liquid assets to meet the distribution requirement. This could arise because of competing demands for our funds, or because of timing differences between tax reporting and cash receipts and disbursements. Although we do not anticipate any difficulty in meeting this requirement, no assurance can be given that necessary funds will be available. In the event this occurs, we may arrange for short-term, or possibly long-term, borrowings to permit the payment of required dividends and meet the 95% distribution requirement.

         If we fail to meet the 95% distribution requirement because of an adjustment to our taxable income by the IRS, we may be able to retroactively cure the failure by paying a deficiency dividend, as well as applicable interest and penalties, within a specified period.

TAXATION AS A REIT

         As a REIT, we generally will not be subject to corporate income tax to the extent we currently distribute our REIT taxable income to our shareholders. This treatment effectively eliminates the double taxation imposed on investments in most corporations. We generally will be taxed only on the portion of our taxable income which we retain, including any undistributed net capital gain, because we will be entitled to a deduction for dividends paid to shareholders during the taxable year. A dividends paid deduction is not available for dividends that are considered preferential within any given class of shares or as between classes except to the extent a class is entitled to a preference. We do not anticipate we will pay any preferential dividends.

         Even  as  a  REIT,   we  will  be  subject  to  tax  in  the  following
circumstances:

         o any income or gain from foreclosure property will be taxed at the highest corporate rate;

         o a tax of 100% applies to any net income from prohibited transactions, which are, in general, sales or other dispositions of property held primarily for sale to customers in the ordinary course of business;

         o if we fail to meet either the 75% or 95% source of income tests, a 100% tax would be imposed equal to the amount obtained by multiplying (1) the greater of the amount, if any, by which we failed either the 75% income test or the 95% income test, times (2) the ratio of our REIT taxable income to our gross income (excluding capital gain and other items);

         o items of tax preference, excluding items specifically allocable to our shareholders, will be subject to the alternative minimum tax;

         o if we fail to distribute with respect to each calendar year at least the sum of (1) 85% of our REIT ordinary income for the year,
              (2) 95% of our REIT capital gain net income for the year, and (3) any undistributed taxable income from prior years, we would be subject to a 4% excise tax on the excess of the required distribution over the amounts actually distributed; and

         o under regulations that are to be promulgated, we also may be taxed at the highest regular corporate tax rate on any built-in gain attributable to assets we acquire in tax-free corporate transactions, to the extent the gain is recognized during the first ten years after we acquire the assets.

FAILURE  TO  QUALIFY  AS A REIT

         If we fail to qualify as a REIT and are not successful in seeking relief, we will be taxed at regular corporate rates on all of our taxable income. Distributions to our shareholders would not be deductible in computing that taxable income, and we would no longer be required to make distributions. Any corporate level taxes generally would reduce the amount of cash available for distribution to our shareholders and, because our shareholders would continue to be taxed on any distributions they receive, the net after tax yield to our shareholders likely would be substantially reduced.

         As a result, our failure to qualify as a REIT during any taxable year could have a material adverse effect upon us and our shareholders. If we lose our REIT status, unless we are able to obtain relief, we will not be eligible to elect REIT status again until the fifth taxable year which begins after the taxable year during which our election was terminated.

TAXATION OF SHAREHOLDERS

         In general, distributions will be taxable to shareholders as ordinary income to the extent of our earnings and profits. Specifically, dividends and distributions will be treated as follows:

         o Dividends declared during the last quarter of a calendar year and actually paid during January of the immediately following calendar year are generally treated as if received by the shareholders on December 31 of the calendar year during which they were declared.

         o Distributions paid to shareholders will not constitute passive activity income, and as a result generally cannot be offset by losses from passive activities of a shareholder who is subject to the passive activity rules.

         o Distributions we designate as capital gains dividends generally will be taxed as long term capital gains to shareholders to the extent that the distributions do not exceed our actual net capital gain for the taxable year. Corporate shareholders may be required to treat up to 20% of any capital gains dividends as ordinary income.

         o If we elect to retain and pay income tax on any net long-term capital gain, our shareholders would include in their income as long-term capital gain their proportionate share of net long-term capital gain. Our shareholders would receive a credit for the shareholder's proportionate share of the tax paid by us on retained capital gains and an increase in basis in their shares in an amount equal to the difference between the undistributed long-term capital gains and the amount of tax we paid.

         o Any distributions we make, whether characterized as ordinary income or as capital gains, are not eligible for the dividends received deduction for corporations.

         o Shareholders are not permitted to deduct our losses or loss carry-forwards.

         We may generate cash in excess of our net earnings. If we distribute cash to our shareholders in excess of our current and accumulated earnings and profits, other than as a capital gain dividend, the excess cash will be deemed to be a return of capital to each shareholder to the extent of the adjusted tax basis of the shareholder's shares. Distributions in excess of the adjusted tax basis will be treated as gain from the sale or exchange of the shares. A shareholder who has received a distribution in excess of our current and accumulated earnings and profits may, upon the sale of the shares, realize a higher taxable gain or a smaller loss because the basis of the shares as reduced will be used for purposes of computing the amount of the gain or loss.

         Generally, gain or loss realized by a shareholder upon the sale of common shares will be reportable as capital gain or loss. If a shareholder receives a long-term capital gain dividend and has held the shares for six months or less, any loss incurred on the sale or exchange of the shares is treated as a long-term capital loss to the extent of the corresponding long-term capital gain dividend received.

         In any year in which we fail to qualify as a REIT, our shareholders generally will continue to be treated in the same fashion described above, except that none of our dividends will be eligible for treatment as capital gains dividends, corporate shareholders will qualify for the dividends received deduction and the shareholders will not be required to report any share of our tax preference items.

BACKUP WITHHOLDING

         We will report to our shareholders and the IRS the amount of dividends paid during each calendar year and the amount of tax withheld, if any. If a shareholder is subject to backup withholding, we will be required to deduct and withhold from any dividends payable to that shareholder a tax of 31%. These rules may apply in the following circumstances:

         o    when  a   shareholder   fails  to   supply  a   correct   taxpayer
              identification number,

         o when the IRS notifies us that the shareholder is subject to the rules or has furnished an incorrect taxpayer identification number, or

         o in the case of corporations or others within exempt categories, when they fail to demonstrate that fact when required.

         A shareholder that does not provide a correct taxpayer identification number may also be subject to penalties imposed by the IRS. Any amount withheld as backup withholding may be credited against the shareholder's federal income tax liability. We also may be required to withhold a portion of capital gain distributions made to shareholders who fail to certify their non-foreign status.

         The United States Treasury has recently issued final regulations regarding the withholding and information reporting rules discussed above. In general, the final regulations do not alter the substantive withholding and information reporting requirements but unify current certification procedures and clarify reliance standards. The final regulations are generally effective for payments made on or after January 1, 2001, subject to transition rules. Prospective investors should consult their own tax advisors concerning the adoption of the final regulations and the potential effect on their ownership of common shares.

TAXATION OF TAX EXEMPT  ENTITIES

         In general, a tax exempt entity that is a shareholder will not be subject to tax on distributions with respect to our shares or gain realized on the sale of our shares. In Revenue Ruling 66-106, the IRS confirmed that a REIT's distributions to a tax exempt employees' pension trust did not constitute unrelated business taxable income ("UBTI"). A tax exempt entity may be subject to UBTI, however, to the extent that it has financed the acquisition of its shares with acquisition indebtedness within the meaning of the Code. The Revenue Reconciliation Act of 1993 has modified the rules for tax exempt employees' pension and profit sharing trusts which qualify under section 401(a) of the Code and are exempt from tax under section 501(a) of the Code for tax years beginning after December 31, 1993. In determining the number of shareholders a REIT has for purposes of the "50% test" described above, any stock held by a qualified trust will be treated as held directly by its beneficiaries in proportion to their actuarial interests in the trust and will not be treated as held by the trust.

         A qualified trust owning more than 10% of a REIT may be required to treat a percentage of dividends from the REIT as UBTI. The percentage is determined by dividing the REIT's gross income, less direct expenses related thereto, derived from an unrelated trade or business for the year (determined as if the REIT were a qualified trust) by the gross income of the REIT for the year in which the dividends are paid. However, if this percentage is less than 5%, dividends are not treated as UBTI. These UBTI rules apply only if the REIT qualifies as a REIT because of the change in the 50% test discussed above and if the trust is predominantly held by qualified trusts. A REIT is predominantly held by qualified trusts if at least one pension trust owns more than 25% of the value of the REIT or a group of pension trusts each owning more than 10% of the value of the REIT collectively own more than 50% of the value of the REIT.

         For social clubs, voluntary employee benefit associations, supplemental unemployment benefit trusts and qualified group legal services plans exempt from federal income taxation under sections 501(c)(7), (c)(9), (c)(17) and (c)(20) of the Code, respectively, income from an investment our securities will constitute UBTI unless the organization is able to deduct an amount properly set aside or placed in reserve for certain purposes so as to offset the unrelated business taxable income generated by the investment our securities. These prospective investors should consult their own tax advisors concerning the set aside and reserve requirements.

TAXATION OF FOREIGN INVESTORS

         The rules governing federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders are complex. Prospective Non-U.S. Shareholders should consult with their own tax advisors to determine the impact of federal, state and local income tax laws with regard to an investment in common shares, including any reporting requirements, as well as the tax treatment of an investment under the laws of their home country.

STATE AND LOCAL TAXES

         We may be subject to state or local taxation in various state or local jurisdictions, including those in which we transact business. In addition, our shareholders may also be subject to state or local taxation. Consequently, prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in our securities.

                             SELLING SECURITYHOLDERS

         This Prospectus relates to the resale of 185,887 common shares (the "Resale Securities") by the Selling Securityholder named herein (the "Selling Securityholder").

         The Resale Securities may be offered from time to time by the Selling Securityholder. The following table provides the name of the Selling Securityholder and the number of common shares beneficially owned and offered hereby. Because the Selling Securityholder may offer all or some of the Resale Securities, no estimate can be given as to the amount of shares that will be held by the Selling Securityholder after completion of the offering.

     Name of Selling                        Number of                             Number of Shares
   Securityholder (1)                 Shares Beneficially Owned                    Offered Hereby
   ------------------                 -------------------------                    --------------

   State Street, LLC                           185,887                              185,887


(1) A "Selling Securityholder" shall also include any person or entity that receives Resale Securities as a result of (i) their pro rata distribution by an entity to its equity holders, (ii) a gift, or (iii) a pledge. Any Selling Securityholder who is not specifically named in the foregoing table will be named in a supplement to the Prospectus if such a supplement is required by the rules and regulations of the Securities and Exchange Commission at the time such Selling Securityholder offers any Resale Securities.

                              PLAN OF DISTRIBUTION

         This Prospectus relates to the resale of the Resale Securities by the Selling Securityholder.

         The Company is registering the Resale Securities on behalf of the Selling Securityholder. As used herein, "Selling Securityholder" includes any person or entity that receives Resale Securities as a result of (i) their pro rata distribution by an entity to its equity holders, (ii) a gift, or (iii) a pledge. All costs, expenses and fees (estimated to be $25,471) in connection with the registration of the Resale Securities offered hereby will be borne by the Company. Brokerage commissions and similar selling expenses, if any, attributable to the sale of Resale Securities will be borne by the Selling Securityholder. Sales of Resale Securities may be effected by the Selling Securityholder from time to time in one or more types of transactions (which may include block transactions) on the NYSE, in the over-the-counter market, in negotiated transactions, through put or call options transactions relating to the Resale Securities, through short sales of Resale Securities, or a combination of such methods of sale, at market prices prevailing at the time of sale, or at negotiated prices. Such transactions may or may not involve brokers or dealers. The Selling Securityholder has not advised the Company that it has entered into any agreements, understandings or arrangements with any underwriters or broker-dealers regarding the sale of their securities, or that there is an underwriter or coordinating broker acting in connection with the proposed sale of Resale Securities by the Selling Securityholder.

         The Selling Securityholder may effect such transactions by selling Resale Securities directly to purchasers or to or through broker-dealers, which may act as agents or principals. Such broker-dealers may receive compensation in the form of discounts, concessions, or commissions from the Selling Securityholder and/or the purchasers of Resale Securities for whom such broker-dealers may act as agents or to whom they sell as principal, or both (which compensation as to a particular broker-dealer might be in excess of customary commissions).

         The Selling Securityholder and any broker-dealers that act in connection with the sale of Resale Securities might be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, and any commissions received by such broker-dealers and any profit on the resale of the Resale Securities sold by them while acting as principals might be deemed to be underwriting discounts or commissions under the Securities Act. The Company has agreed to indemnify the Selling Securityholder against certain liabilities, including liabilities arising under the Securities Act. The Selling Securityholder may agree to indemnify any agent, dealer or broker-dealer that participates in transactions involving sales of the Resale Securities against certain liabilities, including liabilities arising under the Securities Act.

         Because the Selling Securityholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, the Selling Securityholder will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of the NYSE pursuant to Rule 153 under the Securities Act. The Company has informed the Selling Securityholder that the anti-manipulative provisions of Regulation M promulgated under the Exchange Act may apply to their sales in the market.

         The Selling Securityholder also may resell all or a portion of the Resale Securities in open market transactions in reliance upon Rule 144 under the Securities Act, provided it meets the criteria and conform to the requirements of such Rule.

                                     EXPERTS

         Ernst & Young LLP, independent auditors, have audited the Company's consolidated financial statements and schedule included in its Annual Report on Form 10-K for the year ended December 31, 1998, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. The Company's financial statements and schedule are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

         The Statements of Income and Direct Operating Expenses of properties purchased by the Company referred to below, incorporated herein by reference in this prospectus and registration statement, have been incorporated herein in reliance on the following reports of L.P. Martin & Company, P.C., independent certified public accountants, also incorporated herein by reference, and upon the authority of that firm as experts in accounting and auditing: (1) a report dated February 5, 1998 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Sterling Point Apartments for the twelve-month period ended December 31, 1997, (2) a report dated April 8, 1998 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Hampton Pointe Apartments for the twelve-month period ended February 28, 1998, (3) a reported dated April 8, 1998 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Edgewood Knoll Apartments for the twelve-month period ended
February 28, 1998, (4) a report dated June 25, 1998 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property The Timbers Apartments for the twelve-month period ended April 30, 1998, (5) a reported dated August 6, 1998 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property The Gables Apartments for the twelve-month period ended May 31, 1998, and (6) a report dated November 5, 1998 with respect to the statement of income and direct operating expenses exclusive of items not comparable to the proposed future operations of the property Cape Landing Apartments for the twelve-month period ended September 30, 1998.


                                  LEGAL MATTERS

         Certain legal matters have been passed upon for the Company by McGuire, Woods, Battle & Boothe LLP.

--------------------------------------------------------------------------------



         No dealer, salesman or other person has been authorized to give any information or to make any representations other than those contained in this prospectus in connection with the offering made by this prospectus, and, if given or made, any other information or representations must not be relied upon. This prospectus doe snot constitute an offer in any state in which an offer may not legally be made. The deliver of this prospectus at any time does not imply that information contained in this prospectus has not changed as of any time after its date.

                              --------------------

                                TABLE OF CONTENTS

                                                              Page
The Company......................................              7
Risk Factors.....................................              8
Description of Capital Stock of the Company......              9
Federal Income Tax Considerations................             15
Selling Securityholders..........................             26
Plan of Distribution.............................             27
Experts..........................................             29
Legal Matters....................................             29


--------------------------------------------------------------------------------


--------------------------------------------------------------------------------




                      CORNERSTONE REALTY INCOME TRUST, INC.







                             -----------------------

                                   PROSPECTUS

                             -----------------------








                                January 18, 2000


--------------------------------------------------------------------------------

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth estimates of the various expenses to be paid by Cornerstone Realty Income Trust, Inc. (the "Company") in connection with the registration of the offering of the Resale Securities.

Securities and Exchange Commission Registration Fee.........   $       471
Fees and Expenses of Counsel................................        15,000
Miscellaneous...............................................        10,000

      TOTAL.................................................   $    25,471


ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Virginia law and our Articles of Incorporation provide that our directors and officers shall have no liability to the Company or its shareholders in certain actions by or in the right of the Company unless such officer or director has engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities laws. Generally, claimants must look solely to the Company's property for satisfaction of claims arising in connection with the affairs of the Company.

         The Articles of Incorporation provide that the Company shall indemnify any present or former director or officer against any expense or liability in an action brought against such person if the directors (excluding the indemnified party) determine in good faith that the director or officer was acting in good faith within what he reasonably believed to be the scope of his authority and for a purpose which he reasonably believed to be in the best interests of the Company or its shareholders, and that the liability was not the result of misconduct, bad faith, negligence, reckless disregard of duties or violation of the criminal law. Indemnification is not allowed for any liability imposed by judgment, and associated costs, including attorneys' fees, arising from or out of a violation of federal or state securities laws associated with the public offering of the common shares unless (i) there has been a successful adjudication on the merits of each count involving alleged securities law violations as to the particular indemnitee, or (ii) such claims have been dismissed with prejudice on the merits by a court of competent jurisdiction as to the particular indemnitee, or (iii) a court of competent jurisdiction approves a settlement of the claims against a particular indemnitee.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 16. EXHIBITS

Exhibit No.         Description
-----------         -----------


3.1               Amended and Restated Articles of Incorporation of the Company,
                  as amended  (Incorporated  herein by  reference to Exhibit 3.1 included  in the  Company's  Reports on Form 8-K dated May 12,
                  1998 and July 23, 1999; File No. 1-12875).
3.2               Bylaws  of  the  Company   (Amended  Through  July  15,  1999)
                  (Incorporated  herein by  reference to Exhibit 3.3 included in the Company's Report on Form 8-K dated July 23, 1999; File No.
                  1-12875).
5                 Opinion of McGuire, Woods, Battle & Boothe LLP re legality (Filed herewith)
8                 Opinion of McGuire, Woods, Battle & Boothe LLP re tax matters (Filed herewith)
23.1              Consent of McGuire, Woods, Battle & Boothe LLP (included as part of Exhibits 5 and 8)
23.2              Consent of Ernst & Young LLP (Filed herewith)
23.3              Consent of L.P. Martin & Company, P.C. (Filed herewith)
24.1              Power of Attorney of Glenn W. Bunting, Jr. (Filed herewith)
24.2              Power of Attorney of Glade M. Knight (Filed herewith)
24.3              Power of Attorney of Penelope W. Kyle (Filed herewith)
24.4              Power of Attorney of Stanley J. Olander, Jr. (Filed herewith)
24.5              Power of Attorney of Henry J. Taubenfeld (Filed herewith)
24.6              Power of Attorney of Martin Zuckerbrod (Filed herewith)


ITEM 17. UNDERTAKINGS

(a)      The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to the Registration Statement:

                  (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective Registration Statement; and

                  (iii) To include any material  information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

         Provided, however, that the undertakings set forth in paragraphs (a)(1)
         (i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liability arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions described under Item 15 above, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richmond, State of Virginia, on January 18, 2000.


                                           CORNERSTONE REALTY INCOME TRUST, INC.

                                            By:   /s/ Stanley J. Olander, Jr.
                                                  -----------------------------
                                                  Stanley J. Olander, Jr.
                                                  Director,  Chief   Financial
                                                  Officer and  Secretary

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:



           Name                                        Title                                Date
           ----                                        -----                                ----

             *                         Chairman of the Board of                            January 18,2000
------------------------------         Directors, Chief Executive Officer
Glade M. Knight                        and President

/s/ Stanley J. Olander, Jr.
------------------------------         Director, Chief Financial Officer and Secretary   January 18, 2000
Stanley J. Olander, Jr.

              *
-------------------------------        Director                                          January 18, 2000
Harry S. Taubenfeld

              *
-------------------------------        Director                                          January 18, 2000
Martin Zuckerbrod

              *
-------------------------------        Director                                          January 18, 2000
Glenn W. Bunting, Jr.

              *
-------------------------------        Director                                          January 18, 2000
Penelope W. Kyle


-------------------------------        Director                                          January 18, 2000
Leslie A. Grandis

*By: /s/ Stanley J. Olander, Jr.
-------------------------------
     Stanley J. Olander, Jr.
     (Attorney-In-Fact)
